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                                                                EXHIBIT 10.22(c)

                   MODIFIED COINSURANCE RETROCESSION AGREEMENT
                              (Ohio State Business)
                        The effective date of the Treaty

                      GREAT SOUTHERN LIFE INSURANCE COMPANY
                  a Texas corporation with executive offices in
                              Kansas City, Missouri




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                   MODIFIED COINSURANCE RETROCESSION AGREEMENT
                              (Ohio State Business)

                              Entered into between

                      GREAT SOUTHERN LIFE INSURANCE COMPANY
                  a Texas corporation with executive offices in
                              Kansas City, Missouri
                        (hereinafter called the Company)

                                       and

                        EMPLOYERS REASSURANCE CORPORATION
                                       of
                              Overland Park, Kansas
                      (hereinafter called the Corporation)


                EFFECTIVE DATE: The effective date of the Treaty

In consideration of the mutual covenants hereinafter contained, the parties hereto do hereby agree as follows:

                                   ARTICLE I.

APPLICATION OF AGREEMENT. This agreement applies to the reinsurance agreement described in the following Schedule (herein referred to as Treaty).

                                 Treaty Schedule

             Automatic Coinsurance Reinsurance Agreement between the Corporation and The Ohio State Life Insurance Company.

Except where otherwise indicated herein, the words and terms in this agreement shall have the same meaning as given in the Treaty.

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                                   ARTICLE II.

RETROCESSION. As hereinafter more specifically indicated, the Corporation will cede and the Company shall accept a 70% quota share (herein called the Company's quota share) of certain of the Corporation's interests and liabilities under the Treaty.


                                  ARTICLE III.

                   LOSS AND MISCELLANEOUS OBLIGATIONS. The Company is obligated to the Corporation for the Company's quota share of loss paid by the Corporation under the Treaty. The Company is also obligated to the Corporation for the the Company's quota share of payments on miscellaneous reserves and libilities made by the Corporation under the Treaty (hereinafter called miscellaneous obligation payments).

                                   ARTICLE IV.

      PRODUCER COMMISSIONS. The Company is obligated to the Corporation for the Company's quota share of producer commissions paid by the Corporation under the Treaty.

                                   ARTICLE V.

POLICY LOANS. The Company is obligated to the Corporation for the Company's quota share of policy loan increases. The Corporation is obligated to the Company for the Company's quota share of policy loan decreases.

                                   ARTICLE VI.

INITIAL CONSIDERATION. The Corporation is obligated to the Company for the Company's quota share of initial consideration under the Treaty. The Company is obligated to the Corporation for the Company's quota share of ceding commission under the Treaty

                                  ARTICLE VII.

RETROCESSION PREMIUM. The Corporation is obligated to the Company for the Company's quota share of the reinsurance premium under the Treaty. The Company is obligated to the Corporation for the Company's quota share of the expense commission under the Treaty.

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                                  ARTICLE VIII.

ESCROW. The Escrow Account defined in Article VI of the Treaty is referred to in this agreement as the Escrow. Ownership of all Escrow assets shall remain with the Corporation.

The Corporation will deposit to the Escrow all payments pertaining to the Treaty received by the Corporation from the original ceding insurer. The Corporation will also deposit to Escrow all payments pertaining to this agreement received by the Corporation from the Company. The Corporation will withdraw from Escrow all payments pertaining to the Treaty made by the Corporation to the original ceding insurer. The Corporation will also withdraw from Escrow all payments pertaining to this agreement made by the Corporation to the Company.

As of the effective date, Escrow assets shall be valued in accordance with statutory accounting practices which have been prescribed or are permitted by the National Association of Insurance Commissioners. After the effective date, no change will be made to the asset valuation practices unless required by Kansas law, Kansas insurance regulation or by the Kansas Insurance Department.

                                   ARTICLE IX.

RESERVE TRANSFER. The Company shall be obligated to the Corporation as indicated below for the Company's quota share of the following items applicable to the Treaty as of the effective date of this agreement:

1.       the policy reserves; plus

2.       miscellaneous reserves and liabilities; minus

3.       miscellaneous assets; and minus

4.       the ceding commission under the Treaty; and minus

5.       the policy loans.

At the end of each calendar quarter after the effective date, the Company shall owe the Corporation the increase during the quarter or the Corporation shall owe the Company the decrease during the quarter in the Company's quota share of the sum of the policy reserves and miscellaneous reserves.


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                                   ARTICLE X.

INTEREST. At the end of each calendar quarter after the effective date, the Corporation shall owe the Company simple interest, at the rate earned by the Escrow, on the Company's quota share of average policy reserves, plus the Company's quota share of the average miscellaneous reserves and liabilities, minus the Company's quota share of the average miscellaneous assets, all pertaining to the quarter.

"Average" means the amount of the identified item at the beginning of the period involved, plus the amount of the identified item at the end of the same period, divided by 2.


At the end of each calendar quarter after the effective date, the Corporation shall owe the Company the Company's quota share of the interest on the policy loans for the quarter.

                                   ARTICLE XI.

RISK ALLOWANCE. The Company shall pay to the Corporation a quarterly risk allowance pertaining to the Treaty in an amount equal to one-fourth of 1.26% of the amount at the beginning of each calendar quarter by which "X" exceeds the Escrow value, where:

         X   =    the  policy  reserves,   plus  the   miscellaneous
                  reserves and liabilities, minus the miscellaneous assets, and minus the policy loans.

For purposes of the preceding calculation, the Corporation's cumulative withdrawals of its 30% quota share of the statutory profits, and interest thereon, from the Escrow Account, in accordance with the second paragraph of
Section 2 of the Escrow Agreement, shall be added back into the Escrow value.

If the risk  allowance  is more than the  excess of  Article  XII  Credits  over
Article XII Charges, the risk allowance will be reduced to the amount of such excess. The risk allowance is not payable with respect to any quarter for which
Article XII Charges exceed Article XII Credits.


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                                  ARTICLE XII.

EXPERIENCE REFUND. At the end of each accounting period, the Company shall be obligated to the Corporation for an experience refund equal to the percentage hereinafter indicated of the amount, if any, by which the sum of the Company's quota share of the following Credits for the period exceeds the sum of the Company's quota share of the following Charges for the period.

                                     CREDITS

1.       This agreement's retrocession premium for the period.

2.       The policy loans at the beginning of the period.

3.       The miscellaneous assets at the end of the period.

4. The policy reserves and the miscellaneous reserves and liabilities at the beginning of the period.

5.       Interest per Article X for the period.

                                     CHARGES

1.       Producer commission for the period.

2.       Expense commission plus expense allowance for the period.

3.       Policy loss incurred during the period.

4.       Miscellaneous obligation payments made during the period.

5.       Policy loans at the end of the period.

6.       The miscellaneous assets at the beginning of the period.

7. Policy reserves and the miscellaneous reserves and liabilities at the end of the period.

8. The deficit, if any, at the end of the preceding period, including interest thereon.


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The first accounting  period shall commence on the effective date and end on the last day of the calendar quarter in which the effective date occurs. Thereafter, "accounting period" means each calendar quarter.

As respects each accounting period, "deficit" means the excess of the preceding Charges over the preceding Credits.

The percentage referred to in the first paragraph of this article shall be 100% for each accounting period prior to and including the one in which the Escrow Value exceeds "X" (as defined in Article XI), and shall be 7% thereafter.

                                  ARTICLE XIII.

REPORTING, ACCOUNTING AND SETTLEMENT. Within 25 days after the Corporation receives the original ceding insurer's report for each accounting period, the Corporation shall furnish to the Company a report (in a form satisfactory to the Company) showing the following information for the same period:

A.       The following amounts due the Company:

         1.       Initial consideration (first period only);
         2.       Retrocession premium;
         3.       Policy loan decrease;
         4.       Reserve transfer decrease;
         5.       Interest per Article X;

B.       The following amounts due the Corporation:

         1.       Initial reserve transfer;
         2.       Reinsurance losses paid;
         3.       Producer commission;
         4.       Expense commission plus expense allowance;
         5.       Policy loan increase;
         6.       Experience refund;
         7.       Risk allowance;
         8.       Miscellaneous obligation payments;
         9.       Reserve transfer increase;

C.       Balance due Company or Corporation.

D. The change in the policy reserves and miscellaneous reserves and liabilities.

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E.       The change in miscellaneous assets.

If the amount shown in subparagraph C is due the Company, the Corporation's payment thereof shall accompany the report. If the amount shown in subparagraph C is due the Corporation, the Company shall make its payment thereof to the Corporation within 25 days after receiving the report.

The Company and the Corporation each agree to pay the other simple interest, at the rate earned by the Escrow, on all amounts due and not remitted within 60 days after the end of any accounting period.

The report for the third calendar quarter of each calendar year shall include the information pertaining to the policies which is necessary for preparing the Company's Annual Statement. The report for the fourth calendar quarter of each calendar year shall include the original ceding insurer's cash flow analysis of the policies which is sufficient for the Company's use in preparing its actuarial opinion.

                                  ARTICLE XIV.

CLAIMS. The Company will abide by the claim handling decisions of the original ceding insurer.

                                   ARTICLE XV.

INSPECTION OF RECORDS. The Company may inspect the records of the Corporation pertaining to the Treaty.

                                  ARTICLE XVI.

INSOLVENCY CLAUSE. The Insolvency Clause attached to this agreement is hereby made a part of this agreement.

                                  ARTICLE XVII.

ASSIGNMENTS AND CHANGES OF INTEREST. No assignment or change of the Corporation's interest hereunder, whether voluntary or involuntary and whether by merger or reinsurance of its entire business with another insurer or otherwise, shall be binding upon the Company.

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                                 ARTICLE XVIII.

OFFSET. The Corporation or the Company may offset any balance, whether on account of premiums, commissions, loss or claim expenses due from one party to the other under this agreement or under any other reinsurance agreement heretofore or hereafter entered into between the Corporation and the Company, whether acting as ceding company or assuming reinsurer.


                                  ARTICLE XIX.

ENTIRE AGREEMENT. This agreement shall constitute the entire agreement between the parties with respect to the business being reinsured hereunder. There are no other understandings between the parties other than as expressed in this agreement. Any change or modification to this agreement shall be null and void unless made by amendment to this agreement and signed by both parties.

                                   ARTICLE XX.

RECAPTURE. The Company has no obligation to allow the Corporation to recapture the policies.


                                  ARTICLE XXI.

CONVERSION. Four years after the effective date of this agreement, the Company shall have the right to convert this agreement from modified coinsurance to coinsurance by paying to the Corporation the amount by which the Company's quota share of the policy reserves exceeds the Company's quota share of the Escrow Account value. Promptly after receipt of said payment, the Corporation shall cause to be released to the Company from Escrow the Company's quota share of the Escrow Account value.

For purposes of the preceding calculation, the Corporation's cumulative withdrawals of its 30% quota share of the statutory profits, and interest thereon, from the Escrow Account, in accordance with the second paragraph of
Section 2 of the Escrow Agreement, shall be added back into the Escrow value.

                                  ARTICLE XXII.

ENFORCEABILITY. This agreement has been duly executed by each of the parties hereto and constitutes a binding and enforceable agreement of each such party.

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                                 ARTICLE XXIII.

TERMINATION. Either party shall have the right to terminate this agreement with respect to new business by giving to the other party not less than 90 days advance notice, by registered mail or express delivery service, stating the first day of any calendar quarter which shall be the termination date.

This agreement does not apply to policies issued to become effective on or after the termination date.

If the Company does not permit recapture, the retrocession afforded by this agreement applicable to each policy issued by the original ceding insurer to become effective prior to the termination date of this agreement shall continue to apply thereto until the policy naturally expires.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed in duplicate.

EMPLOYERS REASSURANCE                        GREAT SOUTHERN LIFE
CORPORATION                                  INSURANCE COMPANY

By: /s/ James D. Maughn                      By: /s/ Gary E. Jenkins
   -------------------------------------        -------------------------------

Title: /s/ Ex. Vice Pres. and Actuary        Title: /s/ Sr. Vice President
      ----------------------------------           ----------------------------


Date: /s/ January 21, 1997                   Date: /s/ January 21, 1997
     -----------------------------------          -----------------------------

By: /s/ Robert D. Parmley                    By: /s/ Donna H. Kinnaird
   -------------------------------------        -------------------------------

Title: /s/ Ass't Gen Counsel                 Title: /s/ Sr. Vice President
      ----------------------------------           ----------------------------

Date: /s/ January 21, 1997                   Date: /s/ January 21, 1997
     -----------------------------------          -----------------------------



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                                INSOLVENCY CLAUSE

         The ceding insurer and the reinsurer agree that, in the event of the in solvency of the ceding insurer, as to all reinsurance made, ceded, renewed or otherwise becoming effective after the effective date of this agreement, the reinsurance shall be payable by the reinsurer on the basis of the amount of liability of the ceding insurer under the contract or contracts reinsured, without diminution because of the insolvency of the ceding insurer; furthermore, that such amount shall be paid directly to the ceding insurer or its liquidator, receiver or other statutory successor.

         It is understood and agreed, however, that the obligations of the ceding company as set forth in the reinsurance contract, including, among others, the duty to investigate, settle and defend all claims arising under policies with respect to which reinsurance is afforded by this agreement, shall remain unimpaired and unaffected by the insolvency of the ceding insurer and shall be assumed by the liquidator, receiver or statutory successor of the ceding insurer in the liquidation or receivership proceeding and that such liquidator, receiver or statutory successor shall give written notice to the reinsurer of the pendency of a claim against the ceding insurer on the policy reinsured within a reasonable time after such claim is filed in the insolvency proceeding and that during the pendency of such claim the reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the ceding insurer, its liquidator, receiver or statutory successor. The expense thus incurred by the reinsurer shall be chargeable, subject to court approval, against the insolvent ceding insurer as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the ceding insurer solely as the result of the defense undertaken or asserted by the reinsurer.

         Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose a defense to such claim, the expense shall be apportioned in accordance with the terms of this reinsurance agreement as though such expense had been incurred by the ceding insurer.

         Nothing hereinabove set forth in this insolvency clause shall in anywise change the relationship or status of the parties hereto, to wit, that of ceding insurer and reinsurer, nor enlarge the obligations of either party to each other, except as specifically hereinabove provided, to wit, to pay the statutory successor on the basis of the amount of liability of the ceding insurer under the contract or contracts reinsured, rather than on the basis of the actual amount of loss (dividends) paid by the liquidator, receiver or statutory successor to allowed claimants, nor shall anything in this insolvency clause in any manner create any obligations or establish any rights against the reinsurer in favor of any third parties or any persons not parties to this reinsurance contract.